Exhibit (4)(e)

ENDORSEMENT
403(b) ANNUITY
EFFECTIVE DATE  July 1, 2003
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CERTIFICATE NUMBER  1234567

PARTICIPANT  John S. Woodmen

  This Endorsement is attached to and made a part of the Annuity Contract (the "Contract") issued by Woodmen of the World Life Insurance Society (the "Issuer") to qualify the Contract as a tax-sheltered annuity under Section 403(b) of the Internal Revenue Code (the "Code"), as the same may be amended or supplemented from time to time. If any provisions of the Contract conflict with this Endorsement, the provisions of this Endorsement will apply.

ARTICLE I.  PURPOSE

A. It is the intent of the Employer by the authorization of a 403(b) arrangement to allow employees to augment their retirement income through participation in this 403(b) Agreement.

B. The Participant is solely responsible for determining the amount of premiums contributed to the 403(b) Agreement. The Participant accepts full responsibility for any and all tax ramifications resulting from participation in the 403(b) Agreement. The 403(b) Agreement is purchased by the Employer for the exclusive benefit of the Participant.

C. By electing to reduce his or her compensation and have the Employer contribute into the 403(b) Agreement, the Participant will not be taxed on contributions or earnings attributable to such contributions until a distribution is taken.

ARTICLE II.  PARTICIPATION

A. A Participant may elect to participate in the 403(b) Agreement by executing the Contract and this Endorsement and signing and delivering any form or document as may be required by the Employer or Issuer.

B. A Participant may modify his or her payroll deduction election with the Employer once each tax year unless more frequent modifications are permitted by the Employer in a uniform and nondiscriminatory manner. An election is effective on a prospective basis only.

C. An election to participate shall be effective as of a reasonable period following the delivery of the election form to the Employer. Such period shall be uniform for all employees of the Employer.

ARTICLE III.  PREMIUMS

A. A Participant may elect to reduce his or her Includible Compensation and have such amounts contributed as premiums to the 403(b) Agreement.

   1. Any amounts contributed as premiums to the 403(b) Agreement for a Participant's tax year shall reduce the Participant's Includible Compensation for such tax year.

   2. The premiums contributed to the 403(b) Agreement and the reduction in a Participant's Includible Compensation shall not exceed the applicable limitations for such reductions as described in the Code. The premiums may be based on any valid election made by the Participant to use any special increase options.

       Notwithstanding any provision of this Plan to the contrary, effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code.

B. The Employer, in its sole discretion, retains the right to make Employer contributions on behalf of those Participants entitled to such contributions.

   The amount of the contribution shall be set forth in the plan document governing such contributions. The amount of the contributions shall not exceed any applicable federal or state limitations on such Employer contributions and shall be made in a nondiscriminatory manner as determined by applicable law and regulation. This Endorsement and the Contract shall not necessarily comply with the provisions of any plan document maintained by the Employer for purposes of Employer contributions. Notwithstanding the previous sentence, the Issuer may, at its option, agree to conform this Endorsement and the Contract to the provisions of any plan document for Employer contributions, provided the Employer furnishes a copy of such plan document to the Issuer for review.

   The Employer contributions made for a Participant shall be fully vested at all times and the Participant may take a distribution of the Employer contributions and earnings thereon as of the times specified in Article IV.

C. In no event shall the premiums for a tax year on behalf of a Participant exceed the maximum allowable amounts permitted under current law or regulation.

   1. The maximum premium contributed for a tax year on behalf of a Participant, when aggregated with other amounts contributed through the Employer (or controlled group of Employers under IRC 414(b), (c), (m) or
       (o)), shall not exceed the lesser of the maximum permitted amount for a Participant under Sections 403(b)(2) and 415(c) of the Code for that year.

   2. The maximum of all premiums contributed during a calendar year for the Participant shall not exceed the limitations set forth in Section 402(g) of the Code.

D. The Participant is solely responsible for determining his or her maximum annual premium.

E. The Participant may transfer to the Issuer amounts from other 403(b) arrangements. The Participant shall certify in a manner acceptable to the Issuer that such amounts are eligible for transfer.

ARTICLE IV.  PAYMENT OF BENEFITS

A. A Participant may elect to receive benefits from the 403(b) Agreement only upon the Participant's certification, in a form and manner acceptable to the Issuer, that the Participant has separated from service, attained age 59-1/2, is Disabled or is encountering a financial hardship.

   If the value of the contract immediately preceding the 1989 plan year is ascertainable, such pre-1989 amounts are not subject to the distribution limitations described above.

B. The surviving spouse of the Participant (or other named beneficiary if there is no surviving spouse or if the surviving spouse has consented in writing to an alternate beneficiary) may elect to receive benefits from the 403(b) Agreement upon the death of the Participant.

C. The benefit shall be paid to the Participant or beneficiary in a form permitted under the Contract.

D. At the election of a Participant (or the surviving spouse beneficiary of a deceased Participant) the Issuer shall pay any eligible rollover distribution to an individual retirement plan described in Section 408 of the Code or another annuity contract or account described in Section 403(b) of the Code in a direct rollover for that Participant (or beneficiary). The term "eligible rollover distribution" shall have the meaning set forth in Sections 402(c)(2) and (4) of the Code and Q&A-3 through Q&A-8 of Treasury Regulations Section 1.402(c)-2T.

   The Participant (or surviving spouse beneficiary) who desires a direct rollover must specify the individual retirement plan or 403(b) plan to which the eligible rollover distribution is to be paid and satisfy such other reasonable requirements as the Issuer may impose.

E. Benefit payments shall conform to the minimum distribution requirements of
   Section 401(a)(9) of the Code and Regulations thereunder, including Treasury Regulations Section 1.401(a)(9)-2 and 1.403(b)-2.

   Notwithstanding any provision of this Plan to the contrary, the required beginning date for a Participant other than a 5% owner (within the meaning of Section 416(i) of the Employer shall be, at the election of the Participant in a manner prescribed by the Employer, the first day of April of the calendar year following the calendar year in which the Participant attains age 70-1/2 or the first day of April of the calendar year following the calendar year in which the Participant either retires or attains age 70-1/2, whichever is later. The required beginning date for a Participant who is a 5% owner (within the meaning of Section 416(i)) shall be the first day of April of the calendar year following the calendar year in which the Participant attains age 70-1/2.

   If the value of the 403(b) Agreement prior to 1987 is determinable, the pre-87 amount need not be subject to a required minimum distribution until the calendar year the Participant attains age 75.

F. Notwithstanding any other provision to the contrary, the Issuer may make an immediate single sum distribution to the Participant or beneficiary (if applicable) if the value of the 403(b) Agreement does not exceed $5,000 and if the Participant or beneficiary is currently eligible to receive payments.

ARTICLE V.  AMENDMENT AND TERMINATION

A. The Issuer reserves the right to amend the 403(b) Agreement at any time by giving at least 30 days written notice to the Participant.

B. The Participant reserves the right to terminate further premiums to his or her 403(b) Agreement by executing and delivering proper written notice to the Employer and the Issuer.

ARTICLE VI.  MISCELLANEOUS

A. The Issuer shall provide all required reports to the Participant or Employer if applicable.

B. The Participant agrees to provide the Issuer all information necessary for the Issuer to perform its duties under this 403(b) Agreement.

C. The Participant warrants that any information he or she supplies is correct and may be fully relied upon by the Issuer.

D. The Contract and the Endorsement is intended to qualify as a tax-sheltered annuity under Section 403(b) of the Code. The Contract and the Endorsement shall be interpreted and operated with this intent.

E. The Employer and Participant shall, to the extent permitted under law, indemnify and hold the Issuer, its employees and agents harmless from and against any liability which may occur in the administration of the 403(b) Agreement unless arising from the Issuer's breach of its responsibilities under this 403(b) Agreement. By execution of this 403(b) Agreement, it is the specific intention of the parties that no fiduciary duties be conferred upon the Issuer, its employees or agents nor shall any be implied from this 403(b) Agreement or the acts of the issuer, its employees or agents.

F. The Issuer may charge fees in connection with the 403(b) Agreement. In addition, the Issuer has the right to be reimbursed for any taxes or expenses incurred by or on behalf of the 403(b) Agreement. The Issuer reserves the right to change its fee schedule, or add new fees, at any time upon 30 days prior written notice to the Participant.

G. To the extent not governed by federal law, the 403(b) Agreement shall be governed by the laws of the state in which it is delivered. If any provisions of this 403(b) Agreement shall for any reason be deemed invalid or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect and shall not be invalidated.

H. The 403(b) Agreement shall be nonforfeitable at all times. The Participant may not assign, pledge or in any manner encumber this 403(b) Agreement, nor shall this 403(b) Agreement be subject to garnishment, attachment, execution or levy of any kind.

I. Upon receipt of a domestic relations order the Issuer may retain an independent third party to determine if the order is a Qualified Domestic Relations Order pursuant to Section 414(p) of the Code. The Issuer may charge to the account any and all expenses associated with the determination.

ARTICLE VII.  DEFINITIONS

A. Contract - Shall mean the underlying annuity certificate issued by the Issuer in its entirety and any attachment or riders attached hereto.

B. Disabled - Shall mean the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or to be of an indefinite nature as defined in Section 72(m)(7) of the Code.

C. Employer - Shall mean an Employer described in Section 501(c)(3) of the Code which is exempt from tax under Section 501(a) of the Code, an educational organization described in Section 170(b)(1)(A)(ii) of the Code, a state, a political subdivision of a state, or an agency or instrumentality of a state.

D. 403(b) Agreement - Shall mean the Contract as modified by this Endorsement.

E. Includible Compensation - Shall mean the compensation received from the Employer which is includible income of the Employee as defined in Section 403(b)(3) of the Code. Includible Compensation shall not exceed $150,000, as adjusted for increases in the cost-of-living in accordance with Section 401(a)(17)(B) of the Code.

F. Participant - Shall mean any current or former employee who has made valid premium payments to the 403(b) Contract.

                                     WOODMEN OF THE WORLD LIFE INSURANCE SOCIETY

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                                                     Secretary